Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made effective on this 10th day of November 2020, by and between Honey Badger Media, LLC, a Delaware limited liability company with an address at 103 S Blvd #303, Tampa Bay, FL 33606 and its owner Laurie Argall (collectively the “Seller”) and _Honey Badger Media, LLC a Nevada limited liability company with an address at 1 West Broad Street, Suite 1400, Bethlehem, PA 18018, or its nominee or assigns (the “Buyer”).

1. DOMAIN PURCHASE

Subject to the terms and conditions contained in this Agreement the Seller hereby sells and transfers to the Buyer any and all of Seller’s rights, title and interest in and to the Internet Websites, Domain Names, and all of the respective content, as specified in Exhibit A (the “Domains”), and any other rights associated with the domains, including, without limitation, any intellectual property rights, all related domains, logos , customer lists and agreements, email lists, passwords, usernames and trade names; and all of the related social media accounts including but not limited to, Instagram, Twitter, Facebook, Instagram, and Pinterest at closing (collectively the “Purchased Assets”).

2. CLOSING

The closing shall be scheduled up to 45 days after full execution of this Agreement (“Closing”).

3. PURCHASE PRICE AND TERMS

a)	In consideration for the sale of the Purchased Assets as defined in paragraph 1 above, the Buyer agrees to pay the Seller the amount of Three Hundred Thousand Dollars (US $300,000) (“Purchase Price”);
b)	The Purchase Price shall be paid to Seller within 30 days after the Purchased Assets and all related rights, title and interest are transferred to Buyer, or its nominee or assigns.

4. SELLER’S OBLIGATIONS

Seller agrees to facilitate and expedite transfer of the Purchased Assets and all of its respective contents as defined above at closing. Further, Seller agrees to make himself available, at mutually acceptable times, for up to 20 hours per week by telephone for the immediate 90 days following the closing to ensure a smooth transfer of all assets.

5. REPRESENTATIONS AND WARRANTIES BY THE SELLER

a)	The Seller has all necessary right, power and authorization to sign and perform all the obligations under this Agreement.
b)	The Seller has the exclusive ownership of the Purchased Assets and there are no current disputes or threat of disputes with any third party over the proprietary rights to the Purchased Assets or any of the content related thereto.
c)	The execution and performance of this Agreement by the Seller will not constitute or result in a violation of any material agreement to which the Seller is a party.

6. INDEMNITY

The Seller shall indemnify and hold harmless the Buyer against all damages, losses or liabilities, which may arise with respect to the Purchased Assets, their uses, operations or content, to the extent such damage, loss or liability was caused by conduct of Seller occurring prior to the effective date of this Agreement. Such duty to indemnify on the part of the Seller shall terminate as of December 31, 2022.

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7. ADDITIONAL DOCUMENTS

Seller agrees to cooperate with Buyer and take any and all actions necessary to transfer and perfect the ownership of the Website Registration and Hosting from Seller to Buyer, and other Purchased Assets, including providing all necessary passwords and usernames on the closing date and thereafter.

RESERVED.

8. NON-COMPETE

Seller and its owners, officers, directors and other representatives. directly or indirectly, not to compete with Buyer, nor create, market any product or service that competes with the businesses connected with the Domains and/or Purchased Assets for a period of five (5) years.

9. NOTICE

All notices required or permitted under this Agreement shall be deemed delivered when delivered in person or by certified mail, return receipt requested, with copy sent via e-mail, postage prepaid, addressed to the appropriate party at the address shown for that party at the beginning of this Agreement. The parties hereto may change their addresses by giving written notice of the change in the manner described in this paragraph. Any party hereto may acknowledge receipt of a document or other information by email and expressly waive their right to notice of that document or other information by mail in said email communication.

10. ENTIRE AGREEMENT AND MODIFICATION

This Agreement constitutes the entire agreement between the parties. No modification or amendment of this Agreement shall be effective unless in writing and signed by both parties. This Agreement replaces any and all prior agreements between the parties.

11. INVALIDITY OR SEVERABILITY

If there is any conflict between any provision of this Agreement and any law, regulation or decree affecting this Agreement, the provision of this Agreement so affected shall be regarded as null and void and shall, where practicable, be curtailed and limited to the extent necessary to bring it within the requirements of such law, regulation or decree but otherwise it shall not render null and void other provisions of this Agreement.

12. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.

SELLER

Honey Badger, LLC

By:	Laurie Argall, Managing
Member/Authorized Signatory

Address:
103 S Blvd #303
Tampa Bay, Florida 33606

Email: laurie@socialpulsemedia.com

BUYER

Honey Badger Media, LLC

By:	Vinco Ventures, Inc., as Manager

By:	Christopher Ferguson, Authorized Signatory for Manager

Address:
1 West Broad Street
Suite 1004
Bethlehem, PA 18018
cferguson@edisonnation.com

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Exhibit “A”

DOMAINS

Websites

1.	www.socialpulsemedia.com
2.	www.honeybadger.media
3.	www.adaliarose.com
4.	www.badbitchbible.com
5.	www.gummyears.com
6.	www.royaloilcbd.com
7.	www.vitalityvapors.com
8.	www.popnation.com

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